                                                                  EXHIBIT (a)(1)



                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                 INNOTECH, INC.
                                       AT

                              $13.75 NET PER SHARE
                                       BY
                             INO ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               JOHNSON & JOHNSON
                            ------------------------
                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                   AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
                    MONDAY, MARCH 17, 1997, UNLESS EXTENDED
                            ------------------------

     THE BOARD OF DIRECTORS OF INNOTECH, INC. HAS, BY UNANIMOUS VOTE, APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES SUBJECT TO THE STOCKHOLDER AGREEMENT REFERRED TO HEREIN THAT SHALL NOT HAVE BEEN SO TENDERED, WOULD REPRESENT AT LEAST A MAJORITY OF ALL SHARES DETERMINED ON A FULLY DILUTED BASIS.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase or to brokers, dealers, commercial banks and trust companies.
                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [GEORGESON & COMPANY INC. LOGO]

February 18, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Introduction..........................................................................     1
 1. Terms of the Offer................................................................     2
 2. Procedure for Tendering Shares....................................................     4
 3. Withdrawal Rights.................................................................     7
 4. Acceptance for Payment and Payment................................................     7
 5. Certain Federal Income Tax Consequences...........................................     8
 6. Price Range of the Shares; Dividends on the Shares................................     9
 7. Effect of the Offer on the Market for the Shares; Stock Quotation and Exchange Act
    Registration......................................................................     9
 8. Certain Information Concerning the Company........................................    10
 9. Certain Information Concerning the Purchaser and Parent...........................    12
10. Source and Amount of Funds........................................................    13
11. Contacts with the Company; Background of the Offer................................    13
12. Purpose of the Offer; The Merger Agreement and The Stockholder Agreement..........    14
13. Dividends and Distributions.......................................................    22
14. Certain Conditions of the Offer...................................................    23
15. Certain Legal Matters.............................................................    24
16. Fees and Expenses.................................................................    26
17. Miscellaneous.....................................................................    26
Schedule I -- Directors and Executive Officers........................................    28

To the Holders of Common Stock
  of Innotech, Inc.

INTRODUCTION

     INO Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation ("Parent"), hereby offers to purchase all outstanding shares (the "Shares") of Common Stock, par value $0.001 per share, of Innotech, Inc., a Delaware corporation (the "Company") at $13.75 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary") and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Board of Directors of the Company has, by unanimous vote, approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders of the Company accept the Offer and tender their Shares.

     Prudential Securities Incorporated, the Company's financial advisor ("Prudential Securities"), has delivered to the Board of Directors of the Company its written opinion dated February 10, 1997 that, as of such date and based upon and subject to the matters set forth therein, the cash consideration to be received by the holders of the Shares in the Offer and the Merger is fair from a financial point of view to such holders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company concurrently herewith.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) (x) that number of Shares which, together with the Shares subject to the Stockholder Agreement (as defined below) that shall not have been so tendered, would represent at least a majority of all outstanding Shares (for purposes of this clause (x) only, "Shares" shall be deemed to refer only to Shares outstanding as of the date of the Merger Agreement) and (y) that number of Shares which, together with the Shares subject to the Stockholder Agreement that shall not have been so tendered, would represent at least a majority of the fully diluted Shares as of the date of determination (determined on a fully diluted basis for all outstanding stock options, warrants and any other rights to acquire Shares) (the conditions in (x) and (y) collectively, the "Minimum Condition"). The minimum number of Shares that would satisfy the Minimum Condition (subject to clause (x) above) shall be referred to as the "Minimum Number of Shares." The Purchaser reserves the right (subject to obtaining the express written consent of the Company and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), which it presently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, less than the Minimum Number of Shares. See Sections 1 and 14.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 10, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") to be a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share not tendered in the Offer (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of other conditions, including approval by stockholders of the Company, if such approval is required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     In connection with the execution of the Merger Agreement, the Purchaser and Parent entered into a Stockholder Agreement, dated as of February 10, 1997 (the "Stockholder Agreement"), with Chase Venture Capital Associates, L.P., CIBC Wood Gundy Ventures, Inc. and Ronald D. Blum, O.D., Chairman, Chief Executive Officer and Secretary of the Company (collectively, the "Selling Stockholders"), pursuant to which such Selling Stockholders have agreed to sell to Purchaser, and Purchaser has agreed to purchase, all 3,331,608 outstanding Shares beneficially owned by them, representing approximately 37.2% of the outstanding Shares (31.3% of the Shares on a fully diluted basis), as well as any Shares subsequently acquired by a Selling Stockholder through the exercise of options or otherwise, at a price per Share equal to the price paid in the Offer, provided that such obligation to sell and such obligation to purchase are subject to the Purchaser having accepted Shares for payment under the Offer and the Minimum Condition having been satisfied. As of February 10, 1997, Dr. Blum owned 879,992 options to purchase Shares, 716,856 of which he is entitled to exercise within 60 days of February 10, 1997 (without giving effect to the acceleration of options in connection with the Offer and the Merger). Pursuant to the terms of the Stockholder Agreement, the Purchaser has the right (which it intends to exercise) to require the Selling Stockholders to tender the Shares subject to the Stockholder Agreement into the Offer. Pursuant to the Stockholder Agreement, each Selling Stockholder has also executed and delivered a proxy for the benefit of the Purchaser with respect to the Shares subject to the Stockholder Agreement owned by such Selling Stockholder to vote such Shares against certain competing transactions, as more fully described below under
Section 12.

     The Company has informed the Purchaser that, as of February 14, 1997, there were 8,956,096 Shares issued and outstanding and 1,697,895 Shares reserved for issuance upon the exercise of outstanding employee stock options and warrants. Based upon the foregoing, the Purchaser believes that approximately 5,326,996 Shares constitutes a majority of the fully diluted Shares. Johnson & Johnson Development Corporation ("JJDC"), an affiliate of the Purchaser, beneficially owns 474,515 Shares, or approximately 5.3% of the outstanding Shares (4.5% of the Shares on a fully diluted basis). Accordingly, the Minimum Condition will be satisfied if at least 1,520,873 Shares (other than the outstanding Shares currently subject to the Stockholder Agreement or owned by JJDC), or approximately 17.0% of the outstanding Shares (14.3% of the Shares on a fully diluted basis), are validly tendered and not withdrawn prior to the Expiration Date. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, including the Shares subject to the Stockholder Agreement sold pursuant to such agreement or tendered by the Selling Stockholders pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Merger Agreement and the Stockholder Agreement are more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, March 17, 1997, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If by 12:00 Midnight, New York City time, on Monday, March 17, 1997 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (1) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) waive all the unsatisfied conditions (other than the Minimum Condition and the condition with respect to the HSR Act (as hereinafter defined)) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (4) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     In the Merger Agreement the Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (1) if at the Expiration Date any of the conditions to the Purchaser's obligations to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, but in no event to a date more than 90 calendar days from the commencement of the Offer, (2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof, (3) for a period of up to five business days to permit the Purchaser to decide whether to modify the Offer in the event of certain competing proposals, and (4) for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under the terms of the Merger Agreement as described in this sentence; provided that the aggregate period of all such extentions may not extend the Expiration Date to a date more than 90 calendar days from the commencement of the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) add to or modify the conditions set forth in Section 14, (4) extend the Offer, except as provided above, (5) change the form of consideration payable in the Offer or (6) otherwise amend or alter the Offer in any manner adverse to the Company's stockholders.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or any dealer solicitation fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and the other conditions set forth in
Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (the "Book Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within five trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 10, 1997. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility, (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter or Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 18, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     Parent will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of the right to receive cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or to be received pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or cancelled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or cancelled pursuant to the Merger).

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by a tendering individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 28%, and long-term capital gains recognized by a tendering corporate stockholder will be taxed at a maximum Federal marginal tax rate of 35%.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded in the over-the-counter market and prices are quoted on The Nasdaq National Market under the symbol "IIII". The following table sets forth, for each of the periods indicated, the high and low last reported sales prices per Share as reported by The Nasdaq National Market and the Dow Jones News Retrieval Service.

                                                                           SALES PRICE
                                                                        ------------------
                                                                         HIGH        LOW
                                                                        -------     ------
    1996
      First Quarter (March 14, 1996 - March 31, 1996).................  $10.250     $8.000
      Second Quarter..................................................   11.750      8.125
      Third Quarter...................................................   11.375      7.375
      Fourth Quarter..................................................   10.500      7.750
    1997
      First Quarter (through February 14, 1997).......................   13.563      8.125

     On February 10, 1997, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares on The Nasdaq National Market was $8.875 per Share. On February 14, 1997, the last full day of trading before the commencement of the Offer, the reported closing sale price of the Shares on The Nasdaq National Market was $13.563 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to the Company's Registration Statement on Form S-1 dated March 14, 1996 (the "Company Registration Statement"), since inception the Company has not declared or paid any dividends on shares of its capital stock.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK QUOTATION AND EXCHANGE ACT REGISTRATION

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. ("NASD") for continued inclusion in The Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which requires that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least either $1,000,000, $2,000,000 (depending on profitability levels in two of the issuer's three most recent fiscal years) or $4,000,000 (depending on profitability levels during three of the issuer's four most recent fiscal years). If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of February 14, 1997, there were approximately 168 holders of record of Shares and 8,956,096 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or The Nasdaq National Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for quotation through Nasdaq and the Shares are no longer included in The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on The Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices at 5568 Airport Road, Roanoke, VA 24012, telephone no. (540) 362-2020. According to the Company Registration Statement, the Company develops, manufactures and sells lens products and desktop lens fabrication systems for plastic eyeglass lenses. The Company's fabrication system is comprised of equipment, which includes a curing chamber, glass molds and accessories, and proprietary plastic single vision optics and polymerizable resins.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company Registration Statement, as well as the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 1996 which are incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                                 INNOTECH, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                        NINE MONTHS
                                    ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                               ------------------------------   ----------------------------------------
                                     1996            1995           1995          1994          1993
                               ----------------   -----------   ------------   -----------   -----------
                                        (UNAUDITED)
STATEMENT OF EARNINGS DATA:
  Net sales..................    $  7,419,564     $ 4,520,187   $  6,438,202   $ 4,104,571   $ 4,019,428
  Operating loss.............      (8,310,271)     (5,840,971)    (8,890,022)   (7,918,645)   (4,528,651)
  Net loss...................      (8,063,630)     (7,276,452)   (10,592,772)   (8,167,733)   (4,538,315)

                                                                     AT DECEMBER 31,
                                                                --------------------------
                                                                    1995          1994
                               AT SEPTEMBER 30,                 ------------   -----------
                               ----------------
                                     1996
                               ----------------
                                 (UNAUDITED)
BALANCE SHEET DATA:
  Current assets.............    $ 27,166,408                   $  9,948,694   $ 3,014,186
  Total assets...............      31,765,038                     13,527,103     5,922,398
  Current liabilities........       3,002,912                      4,763,721     4,552,614
  Stockholders' equity
     (deficit)...............    $ 25,255,943                   $  5,982,152   $(2,664,865)

     Recent Developments. On August 28, 1996, the Company entered into a Letter of Intent with Prism Ophthalmics, L.L.C. ("Prism") and its equity owners providing for, among other things, the purchase by the Company of a warrant to acquire 150,000 units of Prism and the purchase of an option to purchase all of the outstanding equity interests of Prism. Prism is a recently formed Virginia limited liability company which owns a United States patent and has filed United States patent applications for lenses which are surgically implanted in the eye and are designed to improve central field loss, a leading cause of blindness. For further information regarding the provisions of the Letter of Intent, see the Company's Current Report on Form 8-K, dated October 10, 1996, which is incorporated herein by reference.

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, Company Stock Options (as defined below) granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission. Such information should also be on file at The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent's principal line of business is the manufacture and sale of a broad range of products in the health care field. Parent is a New Jersey corporation with its principal office located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

     Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, which is incorporated herein by reference, and other documents filed by Parent with the Commission. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

     Except as described in this Offer to Purchase, neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary, of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (1) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Except as described in this Offer to Purchase, during the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I (a) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(b) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in
Schedule I.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in

Section 8. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $130 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Parent to the Purchaser. Parent will fund such contribution from available working capital. The Purchaser therefore has not conditioned the Offer on obtaining financing.

11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     Since February 1993, Parent and the Company have from time to time engaged in discussions and exchanges of information in an effort to examine possible business arrangements.

     In August 1995, as part of a series of transactions aimed at providing the Company with necessary financing, JJDC purchased $1,500,000 of preferred stock in the Company. In addition, concurrently therewith, Parent acquired an option (the "Option") to purchase all of the outstanding capital stock of the Company at a net aggregate exercise price of approximately $85 million. Parent paid the Company $1,500,000 in consideration for the grant of the Option. Due to certain business considerations, Parent did not exercise the Option, and pursuant to its terms, the Option terminated on March 14, 1996, and Parent was issued additional preferred stock in lieu thereof.

     Parent conducted due diligence investigations of the Company during the fall and winter of 1995-1996 in connection with the Option, and Parent, Johnson & Johnson Vision Products, Inc. and the Company entered into a Confidentiality Agreement (the "Confidentiality Agreement") in connection therewith on November 27, 1995.

     As a result of the transactions immediately preceding the Company's initial public offering on March 14, 1996, the equity securities owned by Parent and its subsidiaries were converted into an aggregate of 474,515 Shares.

     On August 1, 1996 and January 31, 1997, the Confidentiality Agreement was restated and amended, and Parent conducted a new due diligence review of the Company in contemplation of a possible business arrangement. During January, 1997, Parent decided to propose a transaction to the Company whereby Parent would acquire all the outstanding capital stock of the Company for cash.

     On January 29, 1997, James R. Utaski, Vice President, Corporate Development of Parent, W. Ben Deibler, Vice President, New Business Development, Worldwide Vistakon Franchise, a division of a subsidiary of Parent and James R. Hilton, Assistant General Counsel of Parent, met in New York with Ronald D. Blum, O.D., Chairman, Chief Executive Officer and Secretary of the Company, Damion E. Wicker, M.D., a director of the Company and a general partner of the general partner of Chase Venture Capital Associates, L.P., Ian M. Kidson, a director of the Company and a Managing Director of CIBC Wood Gundy Securities Inc., and counsel to the Company. At the meeting, Messrs. Utaski, Deibler and Hilton expressed Parent's serious interest in exploring an acquisition of the Company and proposed general parameters pursuant to which Parent would be willing to proceed with such a transaction. The representatives of the Company expressed the Company's interest in proceeding with discussions.

     On January 30, 1997, the same parties continued negotiations by telephone conference.

     On February 2, 1997, the same parties other than Mr. Hilton met again in New York. Mr. Deibler indicated that Parent was prepared to proceed with an acquisition of the Company valued between approximately $130 and $134 million, subject to the accuracy of certain assumptions (including the amount of cash and equivalents and usable net operating loss carryforwards) and subject to completion of due diligence and the negotiation of definitive agreements. On this basis, Dr. Blum agreed on behalf of the Company to move forward to consider whether to effect a transaction with Parent.

     Following the February 2, 1997, meeting, Parent began a new extensive due diligence review of the Company. Also, on February 2, 1997, the Company's Board of Directors resolved to create a Special Committee to explore various strategic alternatives for the Company, including a possible transaction with Parent.

     On February 5, 1997, Messrs. Utaski and Deibler met in New York with counsel for Parent and the Company, Michael B. Packard and Gregory J. Forrest, each a director of the Company and a member of its Special Committee, counsel to the Special Committee and representatives of Prudential Securities. Parent's representatives confirmed that it was a condition to Parent's willingness to enter into an agreement to acquire the Company that there be an agreement along the lines of the Stockholder Agreement and that there be certain other provisions in the event of the termination of the Merger Agreement by the Company in connection with a competing transaction. The members of the Special Committee and their representatives discussed with Parent and its representatives the details of such provisions as well as certain other provisions of the draft documents that had been circulated.

     Between February 5, 1997, and February 10, 1997, Parent, the Company, the Special Committee and their respective representatives had several internal discussions and continued negotiations with respect to the price, the amount and terms of the Termination Fee and other details of the transaction. On February 9, 1997, the Special Committee met with its counsel, representatives of Prudential Securities and Company counsel and reviewed and discussed the proposed transaction, including drafts of the Merger Agreement and related documents. After various proposals and counterproposals, these negotiations culminated in the Special Committee recommending to the Company's Board of Directors during its Board Meeting on February 10, 1997, Parent's proposed price of $13.75 per Share and forms of definitive agreements, and the Company and Parent agreeing on such price and documentation. The Company's full Board of Directors met midday on Monday, February 10, 1997. Following a presentation of Prudential Securities, the Company's receipt of the fairness opinion from Prudential Securities and discussions with counsel to the Company and to its Special Committee concerning the terms of the Offer and the Merger and the fiduciary duties of the Company's directors, the Special Committee met separately and determined to recommend to the full Board approval of the proposed transaction. Thereafter, the full Board reconvened and, after receiving the Special Committee's recommendation, approved the transaction. Parent's Board of Directors also met Monday, February 10, 1997, during which meeting the transactions contemplated by the Merger Agreement and Stockholder Agreement were approved. Following these approvals, the Merger Agreement and Stockholder Agreement were executed, and the transaction was publicly announced before financial markets opened on February 11, 1997.

12.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT

     Purpose. The purpose of the Offer is to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The Merger Agreement. The Merger Agreement provides that following the satisfaction of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent or by stockholders, if any, who are entitled to and who property exercise dissenters' rights under Delaware law), will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     VOTE REQUIRED TO APPROVE MERGER. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer, including the Shares subject to the Stockholder Agreement sold pursuant to the Stockholder Agreement or tendered by the Selling Purchaser were to accept for payment Shares tendered pursuant to the Offer, including the Shares subject to the Stockholder Agreement sold pursuant to the Stockholder Agreement or tendered by the Selling Stockholders pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

     CONDITIONS TO THE MERGER. The Merger Agreement provides that the Merger is subject to the satisfaction of certain conditions, including the following: (1) if applicable, the Merger Agreement having been approved and adopted by the affirmative vote of the Company's stockholders by the requisite vote in accordance with applicable law and the Company's certificate of incorporation and (2) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect; provided, however, that each of the Company, the Purchaser and Parent has used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, (1) by mutual written consent of the Company and Parent, (2) by either the Company or Parent if (a)(i) as a result of any of the conditions to the Offer not being satisfied, the Offer shall have been terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (ii) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer by May 31, 1997, unless the failure of any condition to such acceptance results from the failure by the party seeking to terminate the Merger Agreement to perform any of its obligations under the Merger Agreement from facts or circumstances that constitute a material breach of representation or warranty under the Merger Agreement by such party unless such breach was not willful or intentional; or (b) if any Federal, state or local government or any court, tribunal, administrative agency or commission or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), shall have issued an order, decree or ruling or taken any action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of or payment for Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable, (3) by Parent or the Purchaser prior to the Purchaser's obligation to accept Shares for payment pursuant to the Offer, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) under Section 14 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company, (4) by Parent or the Company if, prior to the obligation of the Purchaser to accept Shares for payment pursuant to the Offer, the Board of Directors of the Company determines that a Takeover Proposal (as hereinafter defined) constitutes a Superior Proposal (as hereinafter defined), provided it has complied with certain additional provisions as described in the second paragraph under "Takeover Proposals", including in the case of a termination by the Company, making payment of the Expenses and Termination Fee (each as defined below under "Fees and Expenses"), and (5) by the Company if Parent or the Purchaser shall have (A) failed to commence the Offer within five business days of the date of the Merger Agreement, (B) failed to pay for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement or (C) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which failure to perform in respect of clause
(C) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or the Purchaser, except in any case under clause (C), such failures which are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger.

     TAKEOVER PROPOSALS. The Merger Agreement provides that the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to and subject to the conditions (including the Minimum Condition) of the Offer, the Board of Directors of the Company (or its Special Committee) determines in good faith, after consultation with outside counsel, that failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal that was unsolicited, and subject to compliance with the notification provisions discussed below, (x) furnish information with respect to the Company to any person pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or 20% or more of any class of outstanding equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by Merger Agreement.

     The Merger Agreement provides further that unless the Board of Directors of the Company shall have terminated the Merger Agreement as described below, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to any Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of the Company or any committee thereof may take any such action if, prior to the obligation of the Purchaser to accept Shares for payment pursuant to the Offer, (x) the Board of Directors of the Company determines that a Takeover Proposal constitutes a Superior Proposal (as defined below) and (y) the Board of Directors of the Company terminates the Merger Agreement; provided, however, that the Company may not terminate the Merger Agreement pursuant to this provision unless and until five business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such five business day period the Company (i) informs Parent of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal and (ii) otherwise cooperates with Parent with respect thereto (subject, in the case of this clause (ii), to the condition that the Board of Directors of the Company shall not be required to take any action that it believes, after consultation with outside legal counsel, would present a substantial risk of liability for violating its obligations to the Company or the Company's stockholders under applicable law) with the intent of enabling Parent to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated hereby may be effected; provided, further, that the Company may not terminate the Merger Agreement pursuant to such provision unless at the end of such five business day period the Board of Directors of the Company continues to believe that the Takeover Proposal constitutes a Superior Proposal and no later than two days thereafter the Company pays to Parent the Expenses and the Termination Fee; and provided, further, that in the event the determination of the Board of Directors of the Company that a Takeover Proposal constitutes a Superior Proposal is made less than ten business days prior to the scheduled expiration of the Offer, Parent and the Purchaser will either (x) reduce the five business day period or (y) extend the Offer, in either case such that the five business day period described above will end no later than five business days prior to the expiration of the Offer. The Merger Agreement defines a "Superior Proposal" to be any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the Shares of or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the written opinion of a financial advisor of nationally recognized reputation (which opinion shall be provided to Parent)) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is capable of being obtained by such third party.

     In addition to the obligations of the Company set forth in the preceding paragraph, the Merger Agreement provides that the Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal or any inquiry regarding the making of a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making any such Takeover Proposal or inquiry. The Company is further required under the terms of the Merger Agreement to keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

     The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the opinion of the Board of Directors of the Company, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided that the Company does not, except as permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of a Takeover Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to the Offer or the Merger for purposes thereof.

     FEES AND EXPENSES. The Merger Agreement provides that in the event that the Merger Agreement is terminated by any party thereto pursuant to the procedures described in the second paragraph under "Takeover Proposals", the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $6.25 million in immediately available funds (the "Termination Fee") and all Expenses (as defined below). The Merger Agreement further provides that if, at the time of any other termination of the Merger Agreement (with certain exceptions as set forth in the Merger Agreement), a Takeover Proposal shall have been made (other than a Takeover Proposal made solely to a Selling Stockholder unless and until such Takeover Proposal becomes known to the Company (other than knowledge imputed to the Company by virtue of a direct relationship of such Stockholder with an officer or director of the Company) or becomes publicly known) and prior to December 31, 1997 the Company shall either (x) consummate a Trigger Takeover Proposal (as hereinafter defined) or (y) enter into an Acquisition Agreement providing for a Trigger Takeover Proposal, then the Company shall pay the Termination Fee and all Expenses in the case of clause (x) concurrently with the consummation of such Trigger Takeover Proposal or in the case of clause (y) concurrently with the consummation of the transaction subject to such Acquisition Agreement (whether or not such transaction is consummated prior to December 31, 1997); provided, however, that no Termination Fee and no Expenses will be payable pursuant to this sentence if the Offer is terminated prior to its scheduled expiration date (without giving effect to any voluntary or required extensions thereof) or if at the time the Merger Agreement is terminated, the Minimum Condition shall have been satisfied but any of the other conditions to the Offer shall not have been satisfied. The Merger Agreement defines "Trigger Takeover Proposal" to be a Takeover Proposal except that references to "20%" in the definition of "Takeover Proposal" shall be deemed to be references to "40%" and a Trigger Takeover Proposal may only be in the form of a single transaction or a series of related transactions. The Merger Agreement defines "Expenses" to be all out-of-pocket expenses incurred by Parent and the Purchaser in connection with the Merger Agreement, the Stockholder Agreement and the transactions contemplated thereby in an amount not to exceed $500,000, payable in immediately available funds.

     CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that during the term of the Merger Agreement, the Company shall carry on its business in the ordinary course and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. The Merger Agreement further provides that, except as otherwise expressly contemplated by the Merger Agreement, the Company shall not (without Parent's prior written consent) (1) (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of employee stock options outstanding on the date of the Merger Agreement in accordance with their present terms); (3) amend its certificate of incorporation or by-laws; (4)(a) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company except purchases of inventory in the ordinary course of business consistent with past practice or
(b) exercise its option to acquire units of Prism Ophthalmics, L.L.C.; (5) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of inventory or sales or licenses of immaterial assets, in each case in the ordinary course of business consistent with past practice; (6) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than advances to employees in the ordinary course of business consistent with past practice; (7) make any tax election or settle or compromise any income tax liability; (8) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in any report of the Company filed with the Commission since March 14, 1996 and publicly available prior to the date of the Merger Agreement or incurred in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party, (9) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company is a party or waive, release or assign any material rights or claims; (10) make or agree to make any new capital expenditure or expenditures with respect to property, plant or equipment which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $200,000; (11) enter into any contracts, agreements, arrangements or understandings relating to the distribution, sale or marketing by third parties of the Company's products or products licensed by the Company; (12) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any benefit plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses, in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any benefit plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreement or awards made thereunder) or (E) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan; or (13) authorize any of, or commit or agree to take any of, the foregoing actions.

     Pursuant to the Merger Agreement, the Company shall not take any action that could reasonably be expected to result in (1) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (2) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (3) except as otherwise permitted by the provisions of the Merger Agreement described above under "Takeover Proposals", any of the conditions to the Offer or to the Merger not being satisfied.

     BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, any Shares by the Purchaser pursuant to the Offer, the Purchaser shall be entitled to designate such number of the directors on the Board of Directors of the Company such that the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, will control a majority of such directors, and the Company and its Board of Directors shall, at such time, take all such action needed to cause the Purchaser's designees to be appointed to the Company's Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Schedule I to the Schedule 14D-9.

     STOCK OPTIONS. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement but in no event later than the consummation of the Offer, the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans (as defined below)) shall (including by adopting resolutions or taking any other actions) ensure that, with certain exceptions, each outstanding option to purchase Shares (a "Company Stock Option") granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Option Plans") and each outstanding warrant to purchase Shares (a "Warrant") in each case outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall either (x) be cancelled immediately prior to the effective time of the Merger (the "Effective Time") in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (y) the number of Shares subject to such Company Stock Option or Warrant immediately prior to the Effective Time and (z) the excess of the price per Share to be paid in the Offer over the per Share exercise price of such Company Stock Option or Warrant (the "Net Amount") or (y) be converted immediately prior to the Effective Time into the right solely to receive the Net Amount; provided, however, that no such cash payment has been made. The Merger Agreement further provides that the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans) shall use its reasonable best efforts to ensure that immediately prior to the Effective Time the Company Stock Options and Warrants remaining are cancelled or converted as set forth above. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option or a Warrant (except for the payment described above) without the consent of Parent (which consent will not be unreasonably withheld).

     The Merger Agreement provides further that subject to the provisions set forth above, all Stock Option Plans shall terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time. The Merger Agreement provides that the Company shall ensure that following the consummation of the Offer (with certain exceptions), no holder of a Company Stock Option or Warrant or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, and that the Company shall use its reasonable best efforts to ensure that following the Effective Time, no holder of any remaining Company Stock Option or Warrant or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation. The Merger Agreement also provides that the Surviving Corporation shall continue to be obligated to pay the Net Amount to holders of any Company Stock Options or Warrants converted in accordance with clause (y) of the immediately preceding paragraph.

     BENEFIT PLANS. Parent has agreed in the Merger Agreement to cause the Surviving Corporation to take such actions as are necessary so that, for a period of not less than one year after the Effective Time, employees of the Company who continue their employment after the Effective Time will be provided employee benefits which in the aggregate are at least generally comparable to those provided to such employees in effect on the date of the Merger Agreement. The Merger Agreement also provides that it is Parent's current intention, following the first anniversary of the Effective Time, to provide employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company which are generally comparable in the aggregate to the employee benefit plans, programs arrangements and policies provided for the benefit of other similarly situated employees of Parent and its subsidiaries.

     INDEMNIFICATION, EXCULPATION AND INSURANCE. Parent has agreed in the Merger Agreement that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by the Merger Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of the Company as provided in its certificate of incorporation, its by-laws (each as in effect on the date of the Merger Agreement) and reasonable indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Effective Time; provided however, that if any claims are asserted or made within such six year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

     The Merger Agreement provides that, unless Parent agrees to guarantee the indemnification obligations described in the preceding paragraph, for a period of six years from the Effective Time, Parent shall provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, including but not limited to the transactions contemplated by, the Merger Agreement, covering each person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying such obligation Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year (which the Company has represented to Parent and the Purchaser to be $129,000), and provided further that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

     The Merger Agreement provides that in the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in the preceding paragraphs. The Merger Agreement also provides that, in the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations set forth in the preceding paragraphs or take such other action to ensure that the ability of the Surviving Corporation to satisfy such indemnification obligations will not be diminished in any material respect.

     REASONABLE EFFORTS. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

     PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time of the Merger, the affirmative vote of the directors of the Company not designated by Parent or the Purchaser is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, extend the time for performance of the Purchaser's and Parent's respective obligations under the Merger Agreement or take any action to amend or otherwise modify the Company's certificate of incorporation or by-laws.

     Stockholder Agreement. The Stockholder Agreement provides that each Selling Stockholder will sell, and the Purchaser will purchase, all Shares beneficially owned by such Selling Stockholder, at a price per Share equal to $13.75. Such obligations to sell and to purchase are subject to the Purchaser having accepted Shares for payment under the Offer and the Minimum Condition having been satisfied. The Stockholder Agreement also provides that each Selling Stockholder may, and at the request of Parent shall, tender its Shares subject to the Stockholder Agreement in the Offer. Any Shares of any Selling Stockholder not purchased in the Offer will be purchased at the same time as payment is made pursuant to the Offer.

     Each of the Selling Stockholders has agreed, until the Stockholder Agreement has terminated, among other things, not to: (i) sell, transfer, give, pledge or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares subject to the Stockholder Agreement owned by such Selling Stockholder other than pursuant to the terms of the Offer or the Merger;
(ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal;
(iii) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal; or (iv) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, that clause (iv) will not be deemed to have been violated if in response to an unsolicited inquiry, the Selling Stockholder states that it or he is subject to the provisions of the Stockholder Agreement.

     Each of the Selling Stockholders has also agreed until the Stockholder Agreement has terminated, and the Stockholder Agreement includes an irrevocable proxy provision for the benefit of the Purchaser with respect to the Shares subject to the Stockholder Agreement owned by each Selling Stockholder, (i) to vote such Shares at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; and (ii) to vote such Shares at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a Selling Stockholder's vote, consent or other approval is sought, against (x) any Takeover Proposal or (y) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of each class of the Company's common stock.

     The Stockholder Agreement provides that in the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, each Stockholder shall pay to Parent on demand an amount equal to the difference between the consideration received by such Stockholder from the consummation of any transaction which gives rise to the Company's obligation to pay the Termination Fee pursuant to the Merger Agreement and the consideration such Stockholder would have received had he or it tendered his Shares pursuant to the Offer (without taking into account any modifications to the Offer as in effect on the date hereof), as determined in accordance with the Stockholder Agreement.

     In addition, in the event that (x) prior to the Effective Time, a Takeover Proposal shall have been made and (y) the Effective Time shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement in effect on the date thereof (the "Original Merger Consideration"), each Selling Stockholder agrees in the Stockholder Agreement to pay to Parent on demand an amount in cash equal to the product of (i) the number of Shares of such Selling Stockholder subject to the Stockholder Agreement and (ii) 100% of the excess, if any, of (A) the per Share cash consideration or the per Share fair market value of any noncash consideration, as the case may be, received by such Selling Stockholder as a result of the Merger, as amended, determined as of the Effective Time, over (B) the amount of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any stockholder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to consummation of the Merger.

     Other Matters. Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.  DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the succeeding paragraph, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, other than Shares issued pursuant to the exercise of outstanding employee stock options, then, subject to the provisions of Section 14 below, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price or deduct from the Offer price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

          (a) there shall be instituted or pending by any person or Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement (including the voting provision thereunder), or seeking to obtain from the Company, Parent or the Purchaser any damages in connection with the aforesaid transactions that are material in relation to the Company,
     (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or (v) which otherwise is reasonably likely to have a material adverse effect on the Company;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any

     Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; provided, however, that each of Parent and the Purchaser shall have used reasonable efforts to prevent the entry of any such injunction or other court order and to appeal as promptly as possible any injunction or other court order that may be entered;

          (c) there shall have occurred any material adverse change with respect to the Company;

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any materiality or similar qualifications contained therein) shall not be true and correct at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer except (i) for changes specifically permitted by the Merger Agreement and (ii) in any case where such failing to be true and correct could not, in the aggregate, be reasonably expected to have a material adverse effect on the Company;

          (e) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

     The Merger Agreement provides that the foregoing conditions in paragraphs
(a) through (f) are for the sole benefit of the Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places or business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) for a period of three years from the time such interested stockholders became the holders of 15% or more of such Shares unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder". The Company's Board of Directors has approved the Merger Agreement, the Stockholder Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of DGCL is inapplicable to the Merger.

     Based on information supplied by the Company and its own review, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent is in the process of making such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The provisions of the HSR Act would similarly apply to any purchase of the Shares subject to the Stockholder Agreement pursuant to the Stockholder Agreement (other than purchases effected through a tender pursuant to the Offer), except that the initial waiting period would expire 30 days following the filing of HSR Act Notification Forms by Parent and the Company and a request for additional information or material from Parent or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m., New York City time, on the 20th day after the date of substantial compliance by Parent and the Company with such request. Parent and the Company are in the process of filing HSR Notification Forms with respect to the Stockholder Agreement. If, as is expected, the purchase of Shares permitted by the Stockholder Agreement is effected through a tender of such Shares pursuant to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply rather than the requirements described in this paragraph.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16.  FEES AND EXPENSES

     The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and First Chicago Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither of the Purchaser or Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Information Agent or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          INO ACQUISITION CORP.

February 18, 1997

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and executive officers listed below are citizens of the United States except for Sir James Black and Arnold G. Langbo, who are citizens of the United Kingdom and Canada, respectively.

                                                       POSITION WITH PARENT;
                                                PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME AND BUSINESS ADDRESS                       5-YEAR EMPLOYMENT HISTORY
-----------------------------------   --------------------------------------------------------
James W. Black, M.D. ..............   Director of Parent since 1989; Chairman, Science and
The James Black Foundation            Technology Advisory Committee; Consultant. Professor of
68 Half Moon Lane                     Analytical Pharmacology at the Rayne Institute, King's
Dulwich, London SE249JE               College School of Medicine since 1984. Chairman of the
England                               James Black Foundation.
Gerard N. Burrow, M.D. ............   Director of Parent since 1993. Member, Benefits
Yale University School of Medicine    Committee and Science and Technology Advisory Committee.
333 Cedar Street                      Dean of the Yale University School of Medicine since
New Haven, CT 06520-8055              1992. Vice Chancellor for health sciences and Dean of
                                      the University of California, San Diego School of
                                      Medicine from 1988 to 1992. Member, the Institute of
                                      Medicine of the National Academy of Sciences and the
                                      Society for Clinical Investigation; Fellow, the American
                                      Association for the Advancement of Science.
Joan Ganz Cooney...................   Director of Parent since 1978; Member, Compensation
Children's Television Workshop        Committee and Benefits Committee. Chairman, Executive
One Lincoln Plaza                     Committee of Children's Television Workshop since 1990;
New York, NY 10023                    Chairman-CEO from 1988 to 1990. Director of Metropolitan
                                      Life Insurance Company, the Museum of Television and
                                      Radio and the Columbia Presbyterian Medical Center of
                                      New York; Trustee, the Educational Broadcasting
                                      Corporation (Channel 13/WNET, New York City) and the
                                      National Child Labor Committee.
James G. Cullen....................   Director of Parent since 1995; Member, Compensation
Bell Atlantic Corporation             Committee and Audit Committee. Vice Chairman, Bell
1310 N. Court House Road              Atlantic Corporation since 1995; President from 1993 to
Arlington, VA 22201                   1995; President and CEO of Bell Atlantic -- New Jersey,
                                      Inc. from 1989 to 1993. Director of Prudential Life
                                      Insurance Company.
Russell C. Deyo....................   Member, Executive Committee and Vice President,
                                      Administration since 1996; Associate General Counsel
                                      from 1991 to 1996. Member, Management Compensation
                                      Committee; Member Pension Committee and Public Policy
                                      Advisory Committee.
Roger S. Fine......................   Member, Executive Committee; Vice President and General
                                      Counsel since October 1996; Vice President,
                                      Administration of Parent from 1991 to 1996; Associate
                                      general counsel from 1984 to 1991. Member, Board of
                                      Trustees of the Foundation of the University of Medicine
                                      and Dentistry of New Jersey; Vice President of the
                                      National Ramah Commission.

                                                       POSITION WITH PARENT;
                                                PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME AND BUSINESS ADDRESS                       5-YEAR EMPLOYMENT HISTORY
-----------------------------------   --------------------------------------------------------
Ronald G. Gelbman..................   Member, Executive Committee and Worldwide Chairman,
                                      Pharmaceuticals and Diagnostics since 1994. Company
                                      Group Chairman from 1987 to 1994.
Philip M. Hawley...................   Director of Parent since 1988; Member, Compensation
Suite 1900                            Committee and Benefits Committee. Chairman and Chief
400 South Hope Street                 Executive Officer of Carter Hawley Hale Stores, Inc.
Los Angeles, CA 90071                 from 1983 to December 31, 1992, Chairman until March,
                                      1993. Chairman of the Board and CEO, Krause Furniture
                                      Inc. since 1996. Director, Atlantic Richfield Company,
                                      and Weyerhaeuser Company. Senior Member, the Conference
                                      Board; Member of The Business Counsel.
JoAnn H. Heisen....................   Member, Executive Committee and Vice President, Chief
                                      Information Officer since January, 1997. Assistant
                                      Treasurer, Investor Relations from 1989 to 1991;
                                      Treasurer from 1991 to 1995; Controller from 1995 to
                                      1997.
Clark H. Johnson...................   Member, Executive Committee and Vice President, Finance
                                      of Parent since 1988. Trustee, Fairleigh Dickinson
                                      University; President-elect of the Institute of
                                      Management Accountants. Chairman, Institute of Ceritifed
                                      Management Accountants; Trustee, Financial Accounting
                                      Foundation.
Ann Dibble Jordan..................   Director of Parent since 1981; Member, Audit Committee
                                      and Public Policy Advisory Committee. Consultant and
                                      previously Field Work Assistant Professor, School of
                                      Social Service Administration, University of Chicago
                                      from 1970 to 1987. Director, Automatic Data Processing,
                                      the Hechinger Company, Salant Corporation and Travelers
                                      Inc.; Director, The Phillips Collection, The Child
                                      Welfare League and the National Symphony Orchestra.
Christian A. Koffmann..............   Member, Executive Committee and Worldwide Chairman,
                                      Consumer and Personal Care Group since 1995. Company
                                      Group Chairman from 1989 to 1995.
Arnold G. Langbo...................   Director of Parent since 1991; Member, Audit Committee;
One Kellogg Square                    Member, Compensation Committee. Chairman of the Board
Battle Creek, MI 49016-3599           and Chief Executive Officer of Kellogg Company since
                                      January of 1992; President and Chief Operating Officer
                                      from December, 1990 to January, 1992; President of
                                      Kellogg International from 1986 to 1992; Director of
                                      Kellogg Company and Whirlpool Corporation. Member,
                                      Advisory Board of J.L. Kellogg Graduate School of
                                      Management, Northwestern University. Chairman, Board of
                                      Trustees of Albion College.
Ralph S. Larsen....................   Chairman, Board of Directors and Chief Executive
                                      Officer, Chairman, Executive Committee of Parent since
                                      1989. Director, Xerox Corporation, The New York Stock
                                      Exchange and AT&T Corp. Member, The Business Council and
                                      the Policy Committee of the Business Roundtable. Board
                                      of United Way of Tri-State.

                                                       POSITION WITH PARENT;
                                                PRINCIPAL OCCUPATION OR EMPLOYMENT;
     NAME AND BUSINESS ADDRESS                       5-YEAR EMPLOYMENT HISTORY
-----------------------------------   --------------------------------------------------------
James T. Lenehan...................   Member, Executive Committee and Worldwide Chairman,
                                      Consumer, Pharmaceuticals and Professional Group since
                                      1994. Company Group Chairman from 1993 to 1994.
                                      President, McNeil Consumer Products Company from 1990 to
                                      1993.
Dr. John S. Mayo...................   Director of Parent since 1986; Member, Science and
AT&T Bell Laboratories, Inc.          Technology Advisory Committee; Chairman, Public Policy
600 Mountain Avenue                   Advisory Committee. President AT&T Bell Laboratories
Murray Hill, NJ 07974                 1991 to 1995; Executive Vice President of Network
                                      Systems and Network Services from 1989 to 1991;
                                      previously served as Director of the Ocean Systems
                                      Laboratory, Executive Director of the Ocean Systems
                                      Division, Executive Director of the Toll Electronic
                                      Switching Division, Vice President of Electronics
                                      Technology. Member, National Academy of Engineering;
                                      Fellow, Institute of Electrical and Electronic
                                      Engineers; Member, Boards of Trustees of Polytechnic
                                      University (Emeritus), Chairman, the Liberty Science
                                      Center, the Kenan Institute for Engineering, Technology
                                      and Science; served on the Board of Overseers for the
                                      New Jersey Institute of Technology and the Board of
                                      Directors of the National Engineering Consortorium, Inc.
Thomas S. Murphy...................   Director of Parent since 1980; Chairman of the
ABC, Inc.                             Compensation Committee. Chief Executive Officer of
77 West 66th Street                   Capital Cities/ABC, Inc. since February 1994 and from
New York, NY 10023-6298               1966 to June 1990; Chairman of the Board since 1966.
                                      Director, The Walt Disney Company, and Texaco Inc.
                                      Chairman, New York University Medical Center Board;
                                      Member, Board of Overseers of Harvard University.
Paul J. Rizzo......................   Director of Parent since 1982; Chairman, Benefits
Franklin Street Partners              Committee; Member, Audit Committee. Vice Chairman of
6330 Quadrangle Drive, Suite 200      International Business Machines Corporation 1993 to
Chapel Hill, NC 27514                 1994. Dean of the Kenan- Flagler Business School at the
                                      University of North Carolina-Chapel Hill from 1987 to
                                      1992. Became a partner in Franklin Street Partners, a
                                      Chapel Hill, North Carolina investment firm in 1992.
                                      Director of McGraw-Hill Companies, Inc., Ryder Systems,
                                      Inc. and the Morgan Stanely Group.
Maxine F. Singer...................   Director of Parent since 1991; Member, Science and
                                      Technology Advisory Committee; Member, Public Policy
                                      Advisory Committee. President, Carnegie Institution of
                                      Washington since 1988; Member, National Academy of
                                      Sciences, the American Philosophical Society, the
                                      Pontifical Academy of Sciences, the Governing Board of
                                      the Weizmann Institute of Science.
Roger B. Smith.....................   Director of Parent since 1985; Chairman, Audit
                                      Committee; Member, Benefits Committee. Retired as
                                      Chairman of General Motors Corporation in 1990. Member,
                                      the Business Council; Trustee, Alfred P. Sloan
                                      Foundation; Member, Board of Directors of International
                                      Paper Company.
Robert N. Wilson...................   Vice Chairman, Board of Directors of Parent since 1989;
                                      Chairman of the Pharmaceutical/Diagnostics Sector since
                                      1985; Member, Executive Committee since 1983. Director,
                                      U.S. Trust Corporation and Amerada Hess Corporation.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. All such directors and executive officers listed below are citizens of the United States.

                                                    POSITION WITH THE PURCHASER;
                                                PRINCIPAL OCCUPATION OR EMPLOYMENT;
               NAME                                  5-YEAR EMPLOYMENT HISTORY
-----------------------------------   --------------------------------------------------------
Peter S. Galloway..................   Director and Vice President of Purchaser since February
                                      1997. Associate General Counsel of Parent since 1988;
                                      Secretary of Parent since 1994.
James R. Hilton....................   Director, Vice President, Secretary and Treasurer of
                                      Purchaser since February 1997. Assistant General Counsel
                                      of Parent since 1990.
James R. Utaski....................   Director and President of the Purchaser since February,
                                      1997; Corporate Vice President, Business Development of
                                      Parent since 1990; Company Group Chairman from 1986 to
                                      1990.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

         By Mail:                    By Overnight:                       By Hand:

    Tenders & Exchanges           Tenders & Exchanges               Tenders & Exchanges
       P.O. Box 2569           14 Wall Street, 8th Floor     c/o The Depository Trust Company
        Suite 4660                 Suite 4680 -- INT             55 Water Street, DTC TAD
Jersey City, NJ 07303-2569         New York, NY 10005         Vietnam Veterans Memorial Plaza
                                                                    New York, NY 10041

                             Facsimile Transmission
                       (for Eligible Institutions only):
                               (201) 222-4720 or
                                 (201) 222-4721

         Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                 (201) 222-4707

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                       [GEORGESON & COMPANY INC. LOGO]

                               Wall Street Plaza
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll-Free: 800-223-2064